1900 W Warlow, Unit A, PO Box 2318, Gillette, WY 82717
+1 (307)686 4066

EXECUTIVE EMPLOYMENT CONTRACT

THIS AGREEMENT is between [insert name] of [insert address] (the "Executive") and Strata Energy Corporation, a Delaware Corporation having its principal place of business in the State of Wyoming, ("the Company") and a wholly owned subsidiary of Peninsula Energy Limited (Peninsula).

W I T N E S S E T H:
__________________

WHEREAS, the company has embarked on a significant effort to discover, identify, permit, mine and produce uranium resources in the United States of America.

WHEREAS, the Company desires to make a significant commitment to its executives and to obtain from them a similar commitment.

WHEREAS, the Company has offered to employ the Executive under the terms and conditions set forth below and the Executive has accepted employment under those terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.

EMPLOYMENT. The Company will employ the Executive, and the Executive agrees to serve, as a [insert position] of the Company, in accordance with the terms of this Agreement. During the term of this Agreement, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary to discharge responsibilities assigned to the Executive hereunder, to use the Executive's best efforts to perform faithfully and efficiently such responsibilities.

2.

TERM. This Contract will, upon execution by both parties, become effective upon the commencement date of the Executive and shall remain in effect unless terminated by either party in accordance with this Agreement.

3.	COMPENSATION.

a.

The Executive shall be paid a minimum base annual salary, and additional benefits, as detailed in Schedule 1, which annual base salary will be subject to adjustment annually by the Remuneration Committee of the Board of Peninsula.

b.

The Executive will be eligible to participate in such stocks, stock option, annual bonus, deferred compensation, incentive, retirement and employee welfare benefit plans to the extent such plans or programs are applicable generally to other peer executives of the Company or Peninsula.

c.	The Executive will be eligible for paid vacation time as provided in Schedule 3.

d.	The Executive will be eligible for severance pay as provided in Paragraph 4. The Executive waives all rights under the Strata Energy Corporation Severance Program.

4.

TERMINATION OF EMPLOYMENT. The Executive's employment may be terminated by the Company for Good Cause (defined below), upon the Executive's Disability (defined below) or without cause. The Executive may terminate his employment hereunder for Good Reason (defined below) or without reason. Upon termination of the Agreement by either party for any reason, the Executive will be paid accrued salary, unused earned vacation and any other compensation which is accrued and unpaid as of the date of termination, as well as any unreimbursed appropriately documented authorized business expenses. In the case of termination by the Company without cause or for Disability, or termination by the Executive for Good Reason, the Executive will be entitled to the following additional payments, upon signing a separation agreement and general release of the Company from all liability relating to the Executive's employment and employment termination (the "Separation Agreement"):

a.

Termination without Good Cause or by the Executive for Good Reason. If the employment is terminated by the Company without good cause or by the Executive for Good Reason, the Executive will be entitled to a payment equal to the sum of [insert] months base salary. All payments will be subject to required payroll deductions and withholdings. All other Company-paid perquisites will terminate on the date of termination.

b.

Termination Due to Disability of the Executive. If the Executive is unable to substantially perform the duties of his position because of physical or mental impairment or illness for an aggregate of six months during any twelve month period, the Company may elect to terminate the Executive's employment, in which case all obligations of the Company under this agreement shall terminate, except that the Company shall continue the Executive's pre- termination base salary, health, dental, vision, prescription and life insurance coverage for a period of three months after the termination date, reduced by any disability payments for which the Executive is eligible under any Company-sponsored (directly or indirectly) disability plans. For purposes of this paragraph "disability" means the absence of the Executive from the Executive's duties with the Company due to physical or mental incapacity, which incapacity and its cause for such absence is determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

As used throughout this Agreement, "Good Cause" means and is limited to:

(i)	action by the Executive involving willful and wanton malfeasance involving specifically a wholly wrongful act;

(ii)	the Executive being convicted of, or pleading guilty/nolo contendere to, a felony;

(iii)	an intentional, material and substantial violation by the Executive of a rule, regulation, policy or procedure of the Company generally applicable to all employees;

(iv)	a substantial and material neglect of Executive's duties, which remains uncorrected after written notice thereof and a cure period of thirty days; or

(v)

a material failure by the Executive to follow a directive of the Board of Directors of the Company or Peninsula or the Executive's immediate superior, but only if such directive does not require the Executive to violate Company policy, or his professional or ethical responsibilities.

The Executive Committee of the Board (or its equivalent in a successor corporation) will determine the existence of good cause, after written notice of the charges to the Executive and an opportunity for the Executive to be heard.

During the term of this Agreement it shall not be a violation of this Agreement for the Executive to serve on a corporate, civic or charitable board or committee; deliver lectures, fulfill speaking engagements or teach at educational institutions; or to manage personal investments, so long as such activities do not violate applicable corporate policy or procedures as in effect on the effective date of this Agreement and do not materially interfere or conflict with the performance of the Executive's duties and responsibilities or the interests of the Company or Peninsula.

As used herein, the term "Good Reason" means a material diminution of the Executive's authorities, duties, responsibilities, or status (including offices, titles, and reporting requirements); a reduction in Executive's base salary or any material reduction by the Company of the Executive's other compensation or benefits from that in effect as of the effective date of this Agreement; provided, however, that the Executive will not have "Good Reason" to terminate the employment for the foregoing reasons unless the condition continues uncorrected for thirty or more days after written notice to Executive's immediate superior or the Board specifying the condition(s) with specific reference to this provision of the Agreement. If a sale or transfer of the Company's assets or stock or any other transaction results in the Executive no longer being employed by a corporation controlled by the Company, the Executive will be deemed to have Good Reason to terminate the Agreement, unless the purchaser or subsequent employer offers the Executive employment and accepts a full and complete assignment of this Agreement and agrees to discharge all obligations to the Executive hereunder, including but not limited to offering a position which is substantially equivalent in duties, responsibilities and status. If, notwithstanding the foregoing, the Executive accepts an offer of employment with the purchaser which provides for a lower salary or benefits package, then the Company's payment obligation to Executive under subparagraph (a) above will be satisfied by the acceptance of such employment by the Executive.

The payment under subparagraph (a) will be made, and the salary continuation payments under subparagraph (b) will begin, within thirty days after the Executive executes the Separation Agreement mutually agreed by the Company and the Executive. The Executive authorizes the Company to withhold from any salary continuation payments all amounts for which he is indebted to the Company, including but not limited to, premium contributions, loans, overpayments, damaged or unreturned property, unreimbursed personal charges on Company credit cards or otherwise.

5.	NONSOLICITATION/CONFIDENTIAL INFORMATION. The following definitions apply to this Paragraph:

a.	Confidential Business Information.

Confidential Business Information, as used in this Agreement, includes, but is not limited to, non-public Company information relating to: manufacturing processes; product formulations; research and development activities; inventions and inventions in process; expansion or acquisition plans; existing and prospective marketing plans and activities; past, existing and future litigation and litigation strategies; the identity of all customers' key employees, contact persons and requirements; operating costs; prices and other customer contract provisions; bid or proposal opportunities; the identities and compensation arrangements of key employees of the Company; business plans and strategies; and other non-public information which is of value to the Company or to a competitor, regardless of whether such information is patented, patentable, copyrighted, or technically classifiable as a trade secret.

b.	Competitive Business.
The term Competitive Business means the manufacture or provision of the same products or services manufactured or provided by the Company during the Executive's employment.

The Executive covenants and agrees that during and for a period of two years after termination of his employment, whether the termination is voluntary or involuntary and regardless of the reason therefore, the Executive will not solicit or induce, or attempt to solicit or induce, any employee of the Company to terminate employment or to become employed by another person or entity which is engaged in a Competitive Business.

The Executive agrees to hold and safeguard for the benefit of the Company all Confidential Business Information acquired or developed during the employment relationship. The Executive will not, without the prior written consent of an officer of the Company, during the employment term or thereafter, misappropriate, use for his own advantage, disclose or otherwise make available Confidential Business Information to any person, except in the good faith performance of the Executive's job duties while employed by the Company to persons having a need to know such information for the benefit of the Company.

Before disclosing Confidential Business Information under the compulsion of legal process, the Executive agrees to give prompt notice to the Company of the fact that he has been served with legal process which may require the disclosure of such Information.

Upon termination of the Executive's employment, he agrees immediately to return to the Company all Confidential Business Information in his possession or under his control. The Executive agrees that he will not retain any copies or reproductions of Confidential Business Information.

The Executive agrees, during the two-year period after termination of employment with the Company, to notify the Company of any offer of employment, consulting agreement or ownership opportunity which may involve a Competitive Business, before accepting such offer and sufficiently in advance thereof to permit the Company to protect its rights hereunder. The Executive further agrees, that upon acceptance of any offer to become an employee or consultant of a Competitive Business, to make full disclosure of the existence and contents of this Paragraph to the prospective employer or principal, and hereby authorizes the Company to do the same.

The Executive recognizes that irreparable harm will result to the Company if Executive were to breach the covenants of this Paragraph 5. The Company shall have the right, therefore, in addition to and not in lieu of any other remedies which may be available at law or in equity, to apply to any Court of competent jurisdiction to restrain, temporarily and permanently, the Executive from violating these provisions.

6.	INDEMNIFICATION

The Company shall defend, indemnify and hold the Executive harmless from any proceeding to which the Executive is made a party because he is an officer or director of the Company provided however, that the Executive conducted himself in good faith and reasonably believed his conduct was in or at least not opposed to the best interests of the Company and in the case of criminal proceedings, the Executive has no reason to believe his conduct was unlawful.

7.	GENERAL.

a.

This Agreement will be enforceable by, and shall inure to the benefit of, the Company, its successors and assigns. The Agreement may be assigned by the Company to a successor without the prior consent of the Executive.

b.

The failure or refusal of either party to enforce this Agreement or to assert a violation hereof in a particular situation shall not be, and shall not be regarded as, a waiver of any other or subsequent breach of the same or any other provision of this Agreement.

c.

This Agreement may not be modified, amended or terminated orally, but only by a written agreement which is signed by the President of the Company, or equivalent officer of Peninsula, and by the Executive.

d.

This Agreement supersedes all prior and contemporaneous agreements which relate to the terms and conditions of Executive's employment, including any Change in Control Agreements, except for the Company's benefit plans and compensation programs offered to executives or employees generally.

e.	The enforceability and interpretation of this Agreement shall be determined according to the laws of the state of Wyoming, without regard to its choice or conflict of laws principles.

f.

In any arbitration or other legal proceedings between the parties, if the Executive substantially prevails he will be entitled to recover his costs, including reasonable attorneys' fees and all arbitration expenses, from the Company. If the Executive does not substantially prevail and it is determined that the claim or defense of the Executive was frivolous, the Company shall be entitled to recover its costs, including reasonable attorneys' fees and arbitration expenses, from the Executive.

IN WITNESS WHEREOF, the parties have signed this Agreement on the _________________.

STRATA ENERGY, Inc.

By:	Name
Title

Signature

EXECUTIVE:

By:
Print Name

Signature

SCHEDULE 1: Minimum Annual Base Salary and Benefits

•	Minimum Annual Base Salary
	o	US$[insert figure]
•	Retirement Benefit Contribution (401K)
	o	[xx]% of base salary p.a.
•	Medical Benefits
	o	Reimbursement of costs till Company establishes such benefits
•	Annual Bonus
	o	An Annual Bonus of up to [xx]%of the Minimum Annual Base Salary on achievement of agreed key performance indicators

SCHEDULE 2: Peninsula Energy Limited Shares

Incentive Shares (Issued on commencement)

•	[insert figure] shares vesting at A$0.08
•	[insert figure] shares vesting at A$0.12
•	[insert figure] shares vesting at A$0.16

The above shares are in accordance with the Peninsula Energy Limited Share Incentive Scheme.

Additional incentive shares, warrants or options will be granted at the discretion of the Remuneration Committee and Board of Peninsula Energy Limited.

The Company warrants to the Executive that it has secured the authority from Peninsula Energy Limited to convey the shares of Peninsula Energy Limited to the Executive on the terms and conditions as provided herein.

SCHEDULE 3: Annual Vacation Time

•

The Executive shall be entitled to annual paid vacation time of hours equal to four (4) times the regular work week. Vacation time shall be used within the fiscal year earned, shall not be cumulative and shall not be compensated if not used in the fiscal year earned, unless otherwise provided herein.